Exhibit 99.1

For more information contact

Chris Porter

Vice President and Treasurer

(817) 224-7742

Christopher.Porter@dyn-intl.com

DYNCORP INTERNATIONAL INC.’S PARENT REPORTS RESULTS FOR THIRD QUARTER 2012

•	Revenue of $1,010.3 million, up 8.0% from third quarter 2011

•

Net income attributable to Delta Tucker Holdings, Inc. of $9.9 million, up $2.4 million from third quarter 2011, adjusted for impairment items in both quarters. Reported net loss attributable to Delta Tucker Holdings, Inc. of $15.8 million

•	Adjusted EBITDA of $51.7 million, essentially flat to third quarter 2011

•	Total Backlog of $6.1 billion, an increase of $325 million from year-end 2011

FALLS CHURCH, Va. - (November 13, 2012) - Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”, and together with Holdings, the “Company”), a global government services provider supporting U.S. national security and foreign policy objectives, today reported third quarter 2012 operational results. Revenue for the quarter increased 8.0% over third quarter 2011, to $1,010.3 million, while net loss attributable to Holdings was $15.8 million for the quarter, representing a 62.1% improvement from the reported $41.6 million in net loss attributable to Holdings in third quarter 2011. The Company recorded an impairment of goodwill related to one of its reporting units of $30.9 million in the third quarter compared to a recorded impairment of equity method investees of $76.6 million in the third quarter of 2011. Excluding the tax adjusted impacts of both of these impairments, the Company had net income attributable to Holdings of $9.9 million in third quarter 2012 compared to net income attributable to Holdings of $7.5 million for the same period in 2011, an increase of $2.4 million.

“The team delivered another strong quarter with revenue growth of eight percent, supported by our Aviation, LOGCAP and Security Services Groups, including a much improved award fee determination on LOGCAP” said Steve Gaffney, chairman and CEO. “We also won important IDIQ positions in our Training and Intelligence Solutions and Global Logistics and Development Groups, and continued to increase backlog. This is a challenging environment but the extraordinary people we have working for us differentiate DI from our competitors and I am proud of our accomplishments.”

Third Quarter Highlights

•

On July 6, 2012, the Company acquired 100% of Heliworks, Inc. (“Heliworks”), an aviation service provider based in Pensacola, Florida. Heliworks operates from the Pensacola Regional Airport and provides services that include charter flights, aircraft maintenance and major repairs, avionics upgrades, component overhauls, and painting and refurbishment. Heliworks will be integrated within the Aviation Group, allowing the Company to better serve its commercial and government customers while further expanding its aircraft maintenance services. The Company funded the purchase price with cash on hand.

•

In July 2012, DI’s Global Logistics and Development Solutions Group (“GLDS”) was awarded multiple task orders with the U.S. Air Force under the Air Force Contract Augmentation Program (“AFCAP”) to provide services at multiple locations including the United States, the United Arab Emirates and Afghanistan. Collectively, these task orders have one base year and two, one-year options and a total potential value of $13.2 million.

•

In August 2012, the GLDS Group was also awarded multiple task orders with the U.S. AFCAP program to provide monitor support for the Expeditionary Civil Engineer Squadrons (“ECES”) in multiple locations in Afghanistan and to provide maintenance support services to vehicles and equipment at multiple locations in Afghanistan and Qatar. Collectively, these task orders have one base year and two, one-year options and a total potential value of $27.3 million.

•

In September 2012, the U.S. Air Force Air Education and Training Command awarded the Aviation Group a contract to provide jet engine maintenance for J-85 aircraft at Laughlin Air Force Base, Texas in support of the Engine Regional Repair Center. The firm-fixed price contract has an 11-month base period and five, one-year options and a total potential contract value of $36 million.

Summary Operating Results

Revenue for the third quarter of $1,010.3 million was up 8.0% from the same quarter in 2011 primarily from: new contract wins the Aviation Group; continued strong demand under the Department of State Bureau for International Narcotics and Law Enforcement Affairs (“INL”) -Air Wing contract primarily due to secure air transportation services in Iraq and Afghanistan and construction services in Iraq; continued growth under the Logistics and Civil Augmentation Program (“LOGCAP”) IV contract and an improved award fee determination on the Afghanistan task order that moved the Company into the “very good” category; and performance of new contracts under the Security Services Group. These revenue gains were partially offset by completion of certain task orders under the AFCAP and Worldwide Personal Protection Services (“WPPS”) programs and lower volume under the International Civilian Police Program (“CivPol”) in Iraq.

Third quarter net loss attributable to Holdings was $15.8 million compared to a net loss of $41.6 million reported in the comparable period in 2011. The Company recorded a $30.9 million impairment of goodwill in third quarter 2012, as compared to the $76.6 million impairment of equity method investee, related to the investment in the GLS joint venture, recorded in the third quarter of 2011. Excluding the tax adjusted effect of these two special items, net income attributable to Holdings increased $2.4 million in the third quarter of 2012 compared to the third quarter of 2011. This change in net income attributable to Holdings was due the increased revenue discussed above, lower interest expense as a result of the $158.7 million in debt the Company retired since the third quarter 2011, and lower selling general and administrative costs as a percentage of revenue, primarily from one-time costs incurred in third quarter 2011. These factors were partially offset from higher cost of sales, primarily associated with growth on the LOGCAP IV contract which is a cost reimbursable program that operates at lower margins relative to the overall Company contract mix, lower earnings from equity method investees related to the GLS joint venture, and additional legal reserves recorded during the quarter.

Adjusted EBITDA for third quarter 2012 was $51.7 million or essentially flat with the third quarter of 2011.

“I am extremely pleased that our LOGCAP team was recognized for the outstanding work they do supporting the customer’s mission in the Middle East with a much improved award fee determination” stated Bill Kansky, chief financial officer. “This score, coupled with improved results in our Aviation and Security Group drove us to 5.1% margins for the quarter and enabled us to continue our deleveraging strategy by paying down an additional $30 million on our term loan.”

Reportable Segments Results:

LOGCAP

Revenue of $438.3 million increased $55.0 million, or 14.3%, during the third quarter 2012 compared to the third quarter 2011 primarily as a result of an increase in the volume of work under the Afghanistan Area of Responsibility (“AOR”) coupled with an improved award fee determination, moving the Group into the “very good” category. These increases were partially offset by manning reductions under the Kuwait AOR.

Adjusted EBITDA of $18.5 million increased $8.1 million, or 78.4%, for the third quarter 2012 compared to the third quarter 2011 primarily as a result of the improved award fee scores and additional volume. These same factors drove an increase in Adjusted EBITDA as a percentage of revenue to 4.2% for the third quarter 2012 compared to 2.7% for third quarter 2011.

Aviation

Revenue of $348.6 million increased $65.3 million, or 23.0%, during the third quarter 2012 compared to the third quarter 2011. The change was primarily the result of an increase in demand for intra-theater transportation services in Iraq and Afghanistan, construction services in Iraq under the INL Air Wing program, and increased demand for flight hours under the Counter-Narcoterrorism Technology Program Officer (“CNTPO”) contract. Additionally, operations under new CFT task orders, including the Robins Air Force Base and 160th Special Operations Aviation Regiment - Airborne (“SOAR-A”) task orders, and new contracts, including the T6 Contractor Operated and Maintained Base Supply (“COMBS”), NASA Aircraft Maintenance Operational Support (“AMOS”) and G222 contracts, also drove the increase in revenue for the third quarter 2012.

Adjusted EBITDA of $29.9 million increased $5.5 million, or 22.3%, during the third quarter 2012 compared to the third quarter 2011 as a result of the increased demand discussed above coupled with margin expansion on the CNTPO and CFT contracts. Adjusted EBITDA as a percentage of revenue remained flat at 8.6% for the third quarter 2012 and 2011.

Training and Intelligence Solutions

Revenue of $125.0 million decreased $31.6 million, or 20.2%, during the third quarter 2012 compared to the third quarter 2011 primarily as a result of the ramp-down of operations under the CivPol program in Iraq and the loss of revenue from the Multi-National Security Transition Command—Iraq (“MNSTC-I”) program, which concluded during calendar year 2011. These declines were partially offset by increased volume under CivPol Afghanistan and Palestine as well as under the Afghanistan Ministry of Defense Program (“AMDP”) contract.

Adjusted EBITDA of $4.8 million for the third quarter was lower by $0.9 million compared with the same period in 2011 primarily driven by the conclusion of the MNSTC-I program. Adjusted EBITDA as a percentage of revenue increased 0.3 percentage points to 3.9% for the third quarter 2012 compared to the third quarter of 2011.

Global Logistics & Development Solutions

Revenue of $66.2 million decreased $14.9 million, or 18.4%, during the third quarter 2012 compared to the third quarter 2011, primarily as a result of the completion of certain task orders under the AFCAP contract as well as the completion of the Weapons Removal and Abatement (“WRA”) and Sudan development contracts. The decrease in revenue was partially offset by operations under the Egyptian Personnel Support Services (“EPSS”) contract, which began during calendar year 2012, and revenue growth under the War Reserve Materiel (“WRM”) and Philippines Operational Support programs.

Adjusted EBITDA of $6.2 million increased $1.5 million, or 31.6%, during the third quarter 2012 compared to the third quarter 2011, primarily as a result of margin improvements on the Oshkosh Defense contract driven by one-time start-up costs related to deploying personnel in the prior year that did not occur in the current period and on the Philippines Operational Support program resulting from higher award fee scores during the current period relative to the comparable period in the prior year. Partially offsetting these increases were the changes in volume discussed above. These margin changes drove the increase in Adjusted EBITDA as a percentage of revenue to 9.3% for the third quarter 2012 from 5.8% for the third quarter 2011.

Security Services

Revenue of $30.1 million increased $11.9 million, or 65.6%, during the third quarter 2012 compared to the third quarter 2011 primarily as a result of the replacement of the WPPS contract with the higher volume Worldwide Protective Services (“WPS”) program during the third quarter 2011 as well as the addition of the Chemonics and Bondsteel contracts, which became operational during the first quarter of calendar year 2012.

As a result of performance challenges, such as fill rates, transition costs and other customer requirements on the WPS and Bondsteel contracts, these contracts were identified as loss contracts during the first quarter of calendar year 2012. However, during the third quarter 2012 the Company reached a final resolution with the customer minimizing any future losses on the WPS contract and completed the transition period; it does not anticipate any incremental losses on the Bondsteel contract. Additionally, during the third quarter 2012, the WPS contract was awarded an additional option year which resulted in a positive change in estimate. These changes resulted in the recognition of Adjusted EBITDA of $1.7 million during the third quarter 2012.

Liquidity

Cash provided by operating activities during the nine months ended September 28, 2012, was $65.2 million as compared to cash provided by operating activities of $64.4 million during the nine months ended September 30, 2011. Cash provided by operations for the nine months ended September 28, 2012, was primarily the result of the improvement in working capital coupled with the release of restricted cash. Cash provided by operating activities during the nine months ended September 30, 2011 was primarily due to $48.0 million in income tax refunds received in the first quarter of calendar year 2011, primarily related to the approved change in accounting method with the IRS.

DSO for the quarter decreased seven days to 67 days from second quarter ended June 29, 2012, as a result of the continued focus on working capital management.

The cash balance at the end of the quarter was $87.4 million after the Company made a $30 million voluntary principal payment on its secured term loan. The Company did not have any borrowings under its revolving credit facility at quarter end.

Conference Call

The Company will host a conference call at 10:00 a.m. EST on Tuesday November 13, 2012, to discuss results for third quarter 2012. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 46984111. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 1:00 p.m. EST on November 13, 2012, through 11:59 PM EST December 13, 2012. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International

DynCorp International Inc., a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a global government services provider working in support of U.S. national security and foreign policy objectives, delivering support solutions for defense, diplomacy, and international development. DynCorp International operates major programs in logistics, platform support, contingency operations, and training and mentoring to reinforce security, community stability, and the rule of law. DynCorp International is headquartered in Falls Church, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net income attributable to the Company Adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our 10.375% Senior Unsecured Notes and our Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements

This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2012 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness and changes in availability of capital and cost of capital; our dependence on customers within the defense industry and business risks related to that industry, including changing priorities or reductions in the annual U.S. Department of Defense (“DoD”) budgets and the outcome of potential additional reductions due to the sequestration process; the outcome of any material litigation, government investigation, government audit or other regulatory matters; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, the Civilian Police, International Narcotics and Law Enforcement, Worldwide Personal Protection Services and LOGCAP IV contracts; changes in the demand for services provided by our joint venture partners; pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity contracts; the timing or magnitude of any award fee granted under our government contracts, including, but not limited to, LOGCAP IV; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; termination or modification of key subcontractor performance or delivery; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 30, 2011 filed with the SEC on April 9, 2012 and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statement contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements.

###

(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	Three Months Ended September 28, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 28, 2012	Nine Months Ended September 30, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$1,010,314	$935,393	$3,018,469	$2,738,441

Cost of services	(917,138)	(845,345)	(2,756,839)	(2,500,412)
Selling, general and administrative expenses	(40,347)	(47,644)	(116,822)	(117,005)
Depreciation and amortization expense	(12,375)	(12,255)	(37,594)	(38,229)
Earnings from equity method investees	315	3,894	538	11,830
Impairment of equity method investment	—	(76,647)	—	(76,647)
Impairment of goodwill	(30,859)	—	(30,859)	—

Operating income (loss)	9,910	(42,604)	76,893	17,978

Interest expense	(22,011)	(22,836)	(65,438)	(69,537)
Loss on early extinguishment of debt	(696)	—	(1,479)	(2,397)
Interest income	21	29	94	168
Other income, net	68	685	4,768	4,792

(Loss) Income before income taxes	(12,708)	(64,726)	14,838	(48,996)
(Provision)/Benefit for income taxes	(1,393)	23,878	(11,744)	17,787

Net (loss) income	(14,101)	(40,848)	3,094	(31,209)
Noncontrolling interests	(1,693)	(780)	(4,322)	(2,185)

Net loss attributable to DTH, Inc.	$(15,794)	$(41,628)	$(1,228)	$(33,394)

Income tax provision (benefit)	1,393	(23,878)	11,744	(17,787)
Interest expense, net of interest income	21,990	22,807	65,344	69,369
Depreciation and amortization(1)	12,745	12,689	38,785	39,486

EBITDA(2)	$20,334	$(30,010)	$114,645	$57,674

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (3)	31,920	79,955	33,681	85,092
Changes due to fluctuation in foreign exchange rates	22	(165)	(77)	(15)
Earnings from affiliates not received in cash	138	32	(969)	288
Employee non-cash compensation, severance, and retention expense	165	646	1,475	8,705
Management fees (4)	419	227	864	1,398
Acquisition accounting and Merger-related items (5)	(1,262)	(881)	(4,571)	(3,893)
Other	9	2,038	(83)	2,031

Adjusted EBITDA	$51,745	$51,842	$144,965	$151,280

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.
(2)	We define EBITDA as GAAP net income attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
(3)	Includes the impairment of goodwill of the TM reporting unit and the impairment of our investment in the GLS joint venture, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.
(4)	Amount represents management fees paid to Cerberus Operations and Advisory Company.
(5)	Includes the amortization of intangibles arising pursuant to ASC 805 - Business Combination.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED Adjusted EBITDA by Segment

(Amounts in thousands)

	DTH, Inc. CY12 Q3(1)									DTH, Inc. CY11 Q3(1)
	Head- quarters	LOGCAP	Aviation	TIS	GLDS	Security Services	GLS	Eli- minations (2)	Con- solidated	Head- quarters	LOGCAP	Aviation	TIS	GLDS	Security Services	GLS	Eli- minations (2)	Con- solidated
Operating (loss) income	$(19,665)	$17,997	$30,027	$(26,187)	$6,078	$1,660	$814	$(814)	$9,910	$(88,697)	$10,187	$24,486	$5,624	$4,628	$1,168	$7,741	$(7,741)	$(42,604)
Depreciation and amortization expense (3)	12,339	197	137	42	30	—	—	—	12,745	—	—	—	—	—	—	—	—	—
Loss on early extinguishment of debt	(696)	—	—	—	—	—	—	—	(696)	12,232	203	182	42	30	—	—	—	12,689
Noncontrolling interests	(1,693)	—	—	—	—	—	—	—	(1,693)	(780)	—	—	—	—	—	—	—	(780)
Other income, net	573	1	(498)	—	(8)	—	—	—	68	638	1	45	—	1	—	—	—	685

EBITDA(4)	$(9,142)	$18,195	$29,666	$(26,145)	$6,100	$1,660	$814	$(814)	$20,334	$(76,607)	$10,391	$24,713	$5,666	$4,659	$1,168	$7,741	$(7,741)	$(30,010)

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (5)	696	151	111	30,901	50	10	—	—	31,919	79,955	—	—	—	—	—	—	—	79,955
Changes due to fluctuation in foreign exchange rates	—	—	22	—	—	—	—	—	22	—	—	(165)	—	—	—	—	—	(165)
Earnings from affiliates not received in cash	138	—	—	—	—	—	(814)	814	138	32	—	—	—	—	—	—	—	32
Employee non-cash compensation, severance, and retention expense	—	78	51	21	10	5	—	—	165	693	—	(81)	—	34	—	—	—	646
Management fees (6)	168	113	83	32	17	7	—	—	420	227	—	—	—	—	—	—	—	227
Acquisition accounting and Merger-related items (7)	(1,262)	—	—	—	—	—	—	—	(1,262)	(881)	—	—	—	—	—	—	—	(881)
Other	9	—	—	—	—	—	—	—	9	2,038	—	—	—	—	—	(15)	15	2,038

Adjusted EBITDA	$(9,393)	$18,537	$29,933	$4,809	$6,177	$1,682	$—	$—	$51,745	$5,457	$10,391	$24,467	$5,666	$4,693	$1,168	$7,726	$(7,726)	$51,842

(1)	In January 2012, we re-aligned our organizational structure into six operating segment. We recasted prior year to present comparable segments.
(2)	GLS was deconsolidated as of July 7, 2010, as such this column represents the elimination of GLS’ operating income.
(3)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.
(4)

We define EBITDA as GAAP net income attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(5)

Includes the impairment of goodwill of the TM reporting unit and the impairment of our investment in the GLS joint venture, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(6)	Amount represents management fees paid to Cerberus Operations and Advisory Company.
(7)	Includes the amortization of intangibles arising pursuant to ASC 805 -Business Combination.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	As of
	September 28, 2012	December 30, 2011
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$87,391	$70,205
Restricted cash	1,659	10,773
Accounts receivable, net of allowances of $1,683 and $1,947, respectively	778,530	752,756
Other current assets	97,969	88,877

Total current assets	965,549	922,611

Non-current assets	1,023,498	1,091,810

Total assets	$1,989,047	$2,014,421

LIABILITIES AND EQUITY
Current portion of long-term debt	$637	$—
Current liabilities	673,068	633,259

Total current liabilities	673,705	633,259

Long-term debt, less current portion	812,272	872,909
Other long-term liabilities	46,609	50,768

Total equity attributable to Delta Tucker Holdings, Inc.	449,573	452,299
Noncontrolling interests	6,888	5,186

Total equity	456,461	457,485

Total liabilities and equity	$1,989,047	$2,014,421

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)

OTHER CONTRACT DATA

(Amounts in millions)

	As of
	September 28, 2012	December 30, 2011
	(unaudited)	(unaudited)
Backlog(1):
Funded backlog	$1,867	$1,480
Unfunded backlog	4,199	4,261

Total Backlog	$6,066	$5,741

(1)

Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. It has been our experience that the customer has typically exercised contract options.